NEWS

FOR IMMEDIATE RELEASE Sunday, March 22, 2020	Contact: Hawaiian Airlines Public Relations news@hawaiianair.com

Hawaiian Airlines to Suspend Most Long-Haul Passenger Service Due to New State of Hawai‘i Quarantine Order
Airline to focus on returning guests home ahead of Hawai‘i’s March 26 quarantine

HONOLULU – Hawaiian Airlines, in preparation for a 14-day government quarantine order for all Hawai‘i arrivals set to begin Thursday due to the COVID-19 pandemic, today announced it will maintain its regular flight schedule through Wednesday to allow guests to return home and to accommodate the repatriation of aircraft before finalizing significant reductions of its domestic and international passenger network.

“Hawai‘i is our home and all 7,500 of us at our company care deeply for it,” Hawaiian Airlines President and CEO Peter Ingram said after Hawai‘i Gov. David Ige announced the quarantine plan yesterday afternoon. “We support the state of Hawai‘i’s efforts to quickly contain this illness. We have begun notifying our guests and helping them return home – both to Hawai’i and from Hawai’i. We sincerely appreciate our guests’ patience and understanding during this difficult period for Hawaiian and the state of Hawai’i.”

The airline, which has begun notifying guests about the quarantine rule, has restricted passenger bookings on its network while it finalizes its April schedule. Hawaiian is committed to providing one daily nonstop flight between Honolulu (HNL) and Los Angeles (LAX) and its Thursday flight between HNL and American Samoa (PPG) in order to provide a baseline of out-of-state access. The airline will evaluate its transpacific cargo network and may provide passenger access on any additional flights for travelers willing to undergo the mandated self-imposed quarantine.

Hawaiian will also be reducing its Neighbor Island schedule – starting with the suspension of ‘Ohana by Hawaiian service between Honolulu and Kapalua in West Maui effective Wednesday – but intends to maintain a network that will continue to provide vital connectivity for guests traveling within the state. Interisland cargo service will continue uninterrupted using Boeing 717 jets and a turboprop fleet operated by ‘Ohana by Hawaiian.

Hawaiian continues to experience an unprecedented volume of calls from guests and respectfully asks that only those with immediate travel needs contact the airline for assistance. Options to reach Hawaiian’s reservations team, make online changes to tickets, and details on available travel waivers are available here.

“As Hawai’i’s airline, we take our role to connect the islands with each other and with the U.S. mainland very seriously. This schedule is designed to maintain a minimum level of connectivity for residents’ important needs,” said Ingram. “We will be ready to resume our schedule when the quarantine has been lifted.”

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